Exhibit 10.3

SECOND MODIFICATION OF CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS

THIS SECOND MODIFICATION OF CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS (this "Amendment") is made as of the 22nd day of June, 2017, by and among JETPAY PAYMENT SERVICES, FL, LLC, a Delaware limited liability company f/k/a CSI ACQUISITION SUB ONE, LLC, a Delaware limited liability company ("Borrower"), JETPAY CORPORATION, a Delaware corporation ("Guarantor"), and FIFTH THIRD BANK, an Ohio banking corporation ("Lender").

RECITALS

A.           Lender made a term loan to Borrower in the amount of One Million Sixty-Eight Thousand Nine Hundred Sixty and 30/100 Dollars ($1,068,960.30) and a revolving line of credit loan to Borrower in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (collectively, the "Loan") pursuant to the terms and conditions of a Credit Agreement dated as of June 1, 2016 by and between Borrower and Lender (the "Credit Agreement"), as modified by that certain Modification of Credit Agreement and Other Loan Documents dated March 23, 2017 (the “Modification Agreement”). The Loan is evidenced by a Promissory Note dated June 2, 2016 in the original principal amount of One Million Sixty-Eight Thousand Nine Hundred Sixty and 30/100 Dollars ($1,068,960.30) executed by Borrower and made payable to Lender (the “Revolving Note”) and a Promissory Note dated June 1, 2016 in the original principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) executed by Borrower and made payable to Lender, as increased, amended and restated by that certain Amended and Restated Revolving Promissory Note dated of even date herewith in the original principal amount of One Million and No/100 Dollars ($1,000,000.00) executed by Borrower and made payable to Lender (the “Overdraft Note” and together with the Revolving Note, collectively, the "Note").

B.           The Loan is secured by (i) a Security Agreement dated June 1, 2016 executed by Borrower to and for the benefit of Lender (the “Security Agreement”); (ii) a Continuing Guaranty Agreement dated June 1, 2016 executed by Guarantor in favor of Lender (the "Guaranty"); and (iii) certain other loan documents (the Note, the Security Agreement, the Guaranty, the Credit Agreement, the Modification Agreement and the other documents evidencing, securing and guarantying the Loan, in their original form and as amended from time to time, are sometimes collectively referred to herein as the "Loan Documents").

C.           Borrower has requested that Lender modify various terms in the Credit Agreement, and Lender has agreed to such modification subject to the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the Recitals set forth above, the agreements by Lender to modify the Credit Agreement, as provided herein, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Guarantor and Lender hereby agree as follows:

1.           Affirmation of Recitals. The recitals set forth above are true and correct and are incorporated herein by this reference.

2.           Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

3.           Modifications to Credit Agreement. The Credit Agreement is hereby modified as follows:

(a)          Subsection (i) in the first WHEREAS clause in the Recitals of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) a term loan in the amount of One Million Sixty-Eight Thousand Nine Hundred Sixty and 30/100 Dollars ($1,068,960.30); and

(b)          Section 1.2 of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety:

“EBITDA” means, on a consolidated basis, the amount of Borrower’s earnings before interest, taxes, depreciation, amortization, and noncash expenses for the measurement period.

“Fixed Charge Coverage Ratio” means the ratio of: (a) Borrower’s EBITDA plus rent and operating lease payments, less distributions, dividends, increases in loans to Guarantor and capital expenditures (other than capital expenditures: (w) incurred with respect to the Magic Platform, (x) financed with equity contributions funded to Borrower by Guarantor, (y) financed with proceeds of the purchase money indebtedness or capital leases to the extent permitted under the Loan Documents, or (z) incurred with respect to the Illinois Contract) and other extraordinary items during the applicable test period, divided by (b) the consolidated sum of (i) Borrower’s interest expense, plus (ii) all scheduled principal payments (but excluding principal that is payable upon the Maturity Date) with respect to indebtedness paid or due and payable by the Constituent Entities during the applicable period plus rent and operating lease expenses incurred in the same such period. For purposes of the definition of Fixed Charge Coverage Ratio, (i) the term “Magic Platform” shall mean capital expenditures of up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) incurred by Borrower for the creation or implementation of its ‘Magic’ software and operating platform during the period of June 1, 2016 to December 31, 2016 and (ii) the term “Illinois Contract” shall mean capital expenditures of up to One Million and No/100 Dollars ($1,000,000.00) incurred by Borrower for the purpose of securing equipment or funding software integration required under a contract with the State of Illinois during the period of January 1, 2017 to December 31, 2017.

2

“Note” means, individually or collectively: (i) that certain Promissory Note in the stated principal amount of One Million Sixty-Eight Thousand Nine Hundred Sixty and 30/100 Dollars ($1,068,960.30) dated June 2, 2016 made by Borrower in favor of Lender and (ii) that certain Amended and Restated Revolving Promissory Note in the stated principal amount of One Million and No/100 Dollars ($1,000,000.00) dated on or about June 22, 2017 made by Borrower in favor of Lender.

“Permitted Indebtedness” means: (a) the Indebtedness; (b) indebtedness under Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and not for speculative purposes; (c) purchase money indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets, provided that such Indebtedness incurred which shall not exceed in the aggregate One Million and No/100 Dollars ($1,000,000.00) so long as the Loan Documents remain in effect, other than as set forth on Schedule 1.2; (d) indebtedness existing on the Effective Date that is identified and described on Schedule 1.2 attached hereto and made part hereof, including refinancing, replacement and renewals of such indebtedness, provided that any refinancing shall not exceed the amount then outstanding; (e) indebtedness incurred in the ordinary course of business for surety bonds and performance bonds obtained in connection with workers’ compensation, unemployment insurance and other social security legislation, (f) indebtedness representing deferred compensation or reimbursable expenses owed to officers, directors, employees or agents of the Borrower in the ordinary course of business, and (g) the Junior Debt in accordance with the Intercreditor Agreement.

“Permitted Liens” means (a) Liens securing taxes, assessments or governmental charges or levies for amounts that are not yet due and payable; (b) Liens of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business and for amounts that are not yet due and payable; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws (excluding Liens arising under ERISA); (d) pledges or cash deposits made in the ordinary course of business (i) to secure the performance of bids, tenders, leases, sales or other trade contracts (other than for the repayment of borrowed money or the payment of a deferred purchase price for property or services,) or (ii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation); (e) Liens of landlords and mortgagees of landlords (i) with respect to any landlord, solely arising by statute or, with respect to any mortgagee arising by statute or under any contractual obligations entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; (f) non-exclusive intellectual property licenses granted in the ordinary course of business; (g) Liens in favor of collecting banks arising under Section 4-210 of the UCC and other banker’s liens arising by operation of law; (h) Liens on fixed assets securing purchase money indebtedness, provided that, (i) such Lien attached to such assets concurrently, or with twenty (20) days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset is furnished to the Lender; (i) Liens existing on the Effective Date and shown on Schedule 1.2(c) attached hereto and made part hereof; (j) other Liens in favor of Lender under the Loan Documents; (k) Liens securing appeal bonds and judgments with respect to judgments that do not otherwise result in or cause an Event of Default; and (l) Liens securing the Junior Debt in accordance with the Intercreditor Agreement.

3

(c)          Section 1.2 of the Credit Agreement is hereby amended to include the following additional definitions:

“Funded Indebtedness to EBITDA” means the ratio of: (a) indebtedness (i) in respect of money borrowed, or (ii) evidenced by a note, debenture (excluding Subordinated Indebtedness) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under GAAP are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements to, (b) EBITDA for the measurement period.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between Lender and Junior Creditor dated October 18, 2016.

“Junior Creditor” means LHLJ, Inc., a Delaware corporation.

“Junior Debt” has the meaning ascribed to such term in the Intercreditor Agreement.

“Subordinated Indebtedness” means (x) the Junior Debt, and (y) any other Debt that is subordinated to the Obligations owed to Lender, in a manner satisfactory to Lender in form and substance.

(d)          Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.5          Additional Reports and Information. Borrower also shall deliver to Lender, in form and substance reasonably satisfactory to Lender and within fifteen (15) days of Lender’s written request therefore, all other information relating to Borrower, any guarantor from time to time obligated to Lender with respect to the Loan, the Property or the Loan (or the Collateral and security therefor) reasonably required by Lender from time to time, including but not limited to, company prepared agings of accounts.

4

(e)          Section 6.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.7          Financial Reporting Requirements. During the term of the Loan, Borrower shall:

(a)          Commencing as of December 31, 2017, and continuing annually thereafter within one hundred and twenty (120) days after the end of each Fiscal Year, deliver annual CPA audited year-end Financial Statements on a consolidated basis with Guarantor (to include, without limitation, a consolidated balance sheet and a profit and loss statement) as of the end of and for such year of Borrower (and its subsidiaries, if any) acceptable to Lender in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding Fiscal Year.

(b)          Commencing as of June 30, 2017 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Borrower’s fiscal quarters, provide to Lender, company-prepared consolidated and consolidating Financial Statements as of the end of and for such period in reasonable detail to include, without limitation, an operating statement, balance sheet, profit and loss statement, and statement of cash flows certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

(c)          Commencing as of June 30, 2017 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Guarantor’s fiscal quarters, provide to Lender, company-prepared consolidated and consolidating Financial Statements as of the end of and for such period in reasonable detail to include, without limitation, an operating statement, balance sheet, profit and loss statement, and statement of cash flows and statements necessary to verify Guarantor’s Liquidity (as defined in the Guaranty) certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

(d)          Commencing as of December 31, 2017 and continuing annually thereafter, within one hundred twenty (120) days after the end of each Fiscal Year, provide to Lender on a consolidated basis, an internally prepared profit and loss projection statement (including projected balance sheets and cash flow statements) for the ensuing fiscal year, signed by an Officer of Borrower.

5

(e)          Within forty-five (45) days after the end of each fiscal quarter, commencing with Borrower’s fiscal quarter ending June 30, 2017, provide to Lender a covenant compliance certificate signed by a duly authorized officer of Borrower in a form approved by Lender.

(f)           Intentionally Omitted.

(g)          Promptly upon receipt thereof, copies of all other material detailed reports (if any) submitted to Borrower by independent certified public accountants in connection with each annual or interim review of the books of Borrower by such accountants.

(h)          Promptly upon Borrower obtaining knowledge of the occurrence of any default hereunder, a notice thereof, specifying the nature thereof; and promptly upon the occurrence of any event or the discovery of any fact which would reasonably be expected to result in a Material Adverse Change, notice thereof specifying the nature thereof.

(i)           Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Lender access thereto during normal business hours and upon reasonable prior notice, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluation the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

(f)           Section 6.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.8           Fixed Charge Coverage Ratio. Borrower shall maintain a minimum Fixed Charge Coverage Ratio of 1.20 to 1.00, to be measured quarterly and tested at each quarter end, commencing June 30, 2017 and continuing each quarter thereafter for the remaining term of the Loan. This covenant shall be tested on a trailing 4-quarter basis.

(g)          Section 6.10 is hereby amended by amending and restating clause (g) thereof in its entirety as follows:

6

(g)          guaranty or become obligated for the Debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the Debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the Debts of Borrower (except for Guarantor, and except with respect to the Junior Debt in accordance with the Intercreditor Agreement);

(h)          Section 6.18 is hereby added to the Credit Agreement reading as follows:

6.18        Funded Indebtedness to EBITDA Ratio. At each quarter end, commencing June 30, 2017, and at the end of each quarter thereafter during the term of the Loan, Borrower shall be obligated to maintain a Funded Indebtedness to EBITDA Ratio of not greater than 2.00 to 1.00. This covenant shall be tested on a trailing 4-quarter basis.

(i)           Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.2          Installation of Collateral. Borrower shall not install in, or use in connection with, the Collateral, any personal property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien, except, in each case, terminals installed with Borrower’s clients in the ordinary course of Borrower’s business.

(j)           Section 7.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.3          Removal of Collateral. Borrower shall not cause or permit the removal from the Premises any items of Collateral, other than sales or installations of terminals with Borrower’s clients in the ordinary course of Borrower’s business, unless: (a) no Event of Default has occurred, and (b) Borrower promptly substitutes other items of equal or greater value, all of which items shall be free of liens (other than liens in favor of Lender or such other Person as Lender shall permit in writing) and shall be subject to the lien of the Security Agreement, and executes and delivers to Lender all documents required by Lender in connection with the attachment of such liens to such items. Borrower shall keep records of each such removal and shall make such records available to Lender upon written request from time to time

(j)           Section 8.1(t) of the Credit Agreement is hereby amended and restated in its entirety as follows:

7

(t)           Borrower fails to comply with the financial covenants contained in Section 6.8 or Section 6.18 of this Agreement; provided, however, if and only if Borrower’s failure to comply with the financial covenant contained in Section 6.18 of this Agreement is caused solely by the balance of that certain $1,000,000.00 overdraft Amended and Restated Revolving Promissory Note made by Borrower in favor of Lender dated __________, 2017, such failure shall not be an Event of Default unless it continues unremedied for a period of ten (10) days after Borrower obtains actual knowledge of such failure.

4.           Modifications to Guaranty. The Guaranty is hereby amended to include new Section 9, reading as follows:

9.           Minimum Liquidity. Until such time as the Loan has been indefeasibly paid in full, Guarantor and its wholly-owned and controlled consolidated subsidiaries shall maintain a minimum, unrestricted and unpledged Liquidity of Two Million and No/100 Dollars ($2,000,000.00), which shall be tested quarterly as of the last day of each fiscal quarter of Guarantor. As used herein “Liquidity” means, without duplication, unrestricted and unpledged (i) cash (including cash pledged in favor of Lender); (ii) certificates of deposit or time deposits with terms of six (6) months or less; (iii) A-1/P-1 commercial paper with a term of six (6) months or less; (iv) U.S. treasury bills and other obligations of the Federal government, all with terms of six (6) months or less; (v) readily marketable securities (excluding “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission); (vi) bankers’ acceptances issued for terms of six (6) months or less by satisfactory financial institutions; (vii) repurchase agreements with terms of six (6) months or less covering U.S. government securities; and (viii) a publicly traded fund, other than a hedge fund, that invests in any of the items (i) – (vii). Notwithstanding anything herein to the contrary, cash that is pledged in favor of Lender shall not be excluded for purposes of calculating Liquidity.

5.           Representations and Warranties of Borrower. Borrower hereby represents, covenants and warrants to Lender as follows:

(a)          The representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof.

(b)          There is currently no Event of Default under the Loan Documents and Borrower does not have knowledge of any event or circumstance which with the giving of notice or the passage of time, or both, would constitute an Event of Default under the Loan Documents.

(c)          The Loan Documents are in full force and effect and, following the execution and delivery of this Amendment, the Loan Documents continue to be the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, other debtor relief laws and general principles of equity.

8

(d)          As of the date hereof, Borrower has no claims, counterclaims, defenses or set-offs with respect to the Loan or the Loan Documents as modified herein.

(e)          Borrower validly exists under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Amendment and to perform the Loan Documents as modified herein. The execution and delivery of this Amendment by Borrower and the performance by Borrower of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Amendment has been duly executed and delivered on behalf of Borrower.

6.           Reaffirmation of Guarantor Documents. Guarantor hereby ratifies and affirms the Guaranty, as modified herein, and agrees that the Guaranty, as modified herein, is in full force and effect following the execution and delivery of this Amendment. To Guarantor's actual knowledge, the representations and warranties of Guarantor as contained in the Guaranty are, as of the date hereof, true and correct and Guarantor does not have actual knowledge of any default thereunder. The Guaranty, as modified herein, continues to be the valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to limitations imposed by bankruptcy, insolvency, other debtor relief laws and principles of equity, and Guarantor has no claim or defense to the enforcement of the rights and remedies of Lender thereunder, except as specifically provided otherwise in the Guaranty. The execution and delivery of this Amendment by Guarantor and the performance by Guarantor of its obligations under the Loan Documents have been duly authorized by all requisite action by or on behalf of Guarantor. This Amendment has been duly executed and delivered on behalf of Guarantor.

7.           Loan Fees and Expenses. As a condition precedent to Lender's agreement to enter into this Amendment, Borrower hereby agrees to pay, promptly upon request therefor, all reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Amendment, including, without limitation, reasonable attorneys’ fees and expenses.

8.           Release of Claims. Borrower, Guarantor and any other obligors, on behalf of themselves and their respective successors and assigns (collectively and individually, "Borrower Parties"), hereby fully, finally and completely RELEASE AND FOREVER DISCHARGE  Lender and its successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, servicers, attorneys, agents and properties, past, present and future, and their respective heirs, successors and assigns (collectively and individually, "Lender Parties"), of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, debts, liens, actions and causes of action of any and every nature whatsoever, known or unknown, whether at law, by statute or in equity, in contract or in tort, under state or federal jurisdiction, and whether or not the economic effects of such alleged matters arise or are discovered in the future, which Borrower Parties have as of the date of this Amendment or may claim to have against Lender Parties arising out of or with respect to any and all transactions relating to the Loan or the Loan Documents occurring on or before the date of this Amendment, including any loss, cost or damage of any kind or character arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of Lender Parties occurring on or before the date of this Amendment.  The foregoing release is intended to be, and is, a full, complete and general release in favor of Lender Parties with respect to all claims, demands, actions, causes of action and other matters described therein, including specifically, without limitation, any claims, demands or causes of action based upon allegations of breach of fiduciary duty, breach of any alleged duty of fair dealing in good faith, economic coercion, usury, or any other theory, cause of action, occurrence, matter or thing which might result in liability upon Lender Parties arising or occurring on or before the date of this Amendment.  Borrower Parties understand and agree that the foregoing general release is in consideration for the agreements of Lender contained herein and that they will receive no further consideration for such release.

9

9.           Miscellaneous.

(a)          An Event of Default hereunder shall be an "Event of Default" under Section 8.1 of the Credit Agreement entitling Lender to all of the remedies afforded Lender in Section 8.2 of the Credit Agreement.

(b)          This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of law principles.

(c)          Borrower, Guarantor and Lender acknowledge that there are no other understandings, agreements or representations, either oral or written, express or implied, with respect to the Loan that are not embodied in the Loan Documents and this Amendment, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Borrower, Guarantor and Lender with respect to the Loan; and that all such prior understandings, agreements and representations are hereby modified as set forth in this Amendment. Except as expressly modified hereby, the terms of the Loan Documents are and remain unmodified and in full force and effect.

(d)          This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The paragraph and section headings used herein are for convenience only and shall not limit the substantive provisions hereof. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(e)          Any references to the Note, the Credit Agreement or the Loan Documents, contained in any of the Loan Documents shall be deemed to refer to the Note, the Credit Agreement and the other Loan Documents as amended hereby. This Agreement shall be deemed a "Loan Document" and accordingly, the definition of the term "Loan Documents" appearing in the Loan Documents is hereby amended to include, in addition to the documents already covered thereby, this Agreement.

10

(f)           This Amendment may be executed in one or more counterparts, all of which, when taken together, shall constitute one original Amendment.

(g)          Time is of the essence of each of Borrower's obligations under this Amendment.

(h)          If one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

[SIGNATURE PAGE TO FOLLOW]

11

[Signature Page to Second Modification of Credit Agreement and Other Loan Documents]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER:

JETPAY PAYMENT SERVICES, FL, LLC, a Delaware limited liability company

By:	JetPay Corporation, its sole member

	By	/s/ Gregory M. Krzemien
	Name:	Gregory M. Krzemien
	Its:	Chief Financial Officer

GUARANTOR:

JETPAY CORPORATION,
a Delaware corporation

By:	/s/ Gregory M. Krzemien
Name:	Gregory M. Krzemien
Its:	Chief Financial Officer

LENDER:

FIFTH THIRD BANK,
an Ohio banking corporation

By:	/s/ Brian Holliday
Name:	Brian Holliday
Its:	Vice President

12